Exhibit 6(c)

                 OTI SPECIAL OPPORTUNITIES FUND
                  SOLICITING DEALER AGREEMENT


                                         Date ___________, 19____


     Maxus Securities Corp. ("the Distributor") is a principal distributor of the shares of beneficial interest (the "securities") of OTI Special Opportunities Fund (the "Fund"). You represent that you are a member of the National Association of Securities Dealers, Inc. (the "NASD"), and, accordingly, we invite you to become a non-exclusive soliciting dealer to distribute the securities of the Fund and you agree to solicit orders for the purchase of the securities on the following terms. Securities are offered pursuant to the Fund"s prospectus and statement of additional information, as such prospectus and statement of additional information may be amended from time to time. To the extent that the prospectus or statement of additional information contains provisions that are inconsistent with the terms of this Agreement, the terms of the prospectus or statement of additional information shall be controlling.


OFFERINGS

     1. You agree to abide by the Rules of Fair  Practice of the NASD and to all
other  rules  and  regulations  that  are  now  or  may  become   applicable  to
transactions hereunder.

     2. As a principal distributor of the Fund, we shall have full authority to take such action as we deem advisable in respect of all matters pertaining to the distribution. This offer of shares of the Fund to you is made only in such jurisdictions in which we may lawfully sell such shares of the Fund.

     3. You shall not make any representation concerning the Fund or its securities except those contained in the then-current prospectus or statement of additional information for the Fund.

     4. With the exception of listings of product offerings, you agree not to furnish or cause to be furnished to any person or display, or publish any information or materials relating to the Fund (including, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, posters, signs and other similar materials), except such information and materials as may be furnished to you by the Distributor or the Fund. All other materials must receive written approval by the Distributor before distribution or display to the public. Use of all approved advertising and sales literature materials is restricted to appropriate distribution channels.

     5. You are not authorized to act as our agent. Nothing shall constitute you as a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with us, but you shall be liable for your proportionate share of any tax, liability or expense based on any claim arising from the sale of shares of the Fund under this Agreement. We shall not be under any liability to you, except for obligations expressly assumed by us in this Agreement and liabilities under Section 11(f) of the Securities Act of 1933, and no obligations on our part shall be implied or inferred herefrom.

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     6.  DEALER  COMPLIANCE/SUITABILITY  (CLASS B, CLASS C and CLASS D SHARES) -
The Fund is being offered with three classes of shares. Refer to the Fund prospectus for availability and details. It is essential that the following minimum compliance/suitability standards be adhered to in offering and selling shares of the Fund to investors. All dealers offering shares of the Fund and its associated persons agree to comply with these general suitability and compliance standards.

SUITABILITY

     With two classes of shares of the Fund available to individual investors (Class B and Class C), it is important that each investor purchases not only the fund that best suits his or her investment objective but also the class of shares that offers the most beneficial distribution financing method for the investor based upon his or her particular situation and preferences. Fund share recommendations and orders must be carefully reviewed by you and your registered representatives in light of all the facts and circumstances, to ascertain that the class of shares to be purchased by each investor is appropriate and suitable. These recommendations should be based on several factors, including but not limited to:

     (A) the amount of money to be invested initially and over a period of time;
     (B) the current level of deferred sales load imposed by the Fund on Class B Shares;
     (C) the period of time over which the client expects to retain the investment;
     (D) any other relevant circumstances.


COMPLIANCE

     Your supervisory procedures should be adequate to assure that an appropriate person review and approves transactions entered into pursuant to this Soliciting Dealer Agreement for compliance with the foregoing standards. In certain instances, it may be appropriate to discuss the purchase with the registered representatives involved or to review the advantages and disadvantages of selecting one class of shares over another with the client. The Distributor will not accept orders for Class B Shares in any Fund from you for accounts maintained in street name. Trades for Class B Shares will only be accepted in the name of the shareholder.

     7. CLASS D SHARES - The Fund is offered with Class D Shares. Refer to each Fund prospectus for availability and details. Class D shares are designed for institutional investors and are sold without any sales charge or 12b-1 fee.

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SALES

     8. Orders for securities received by you from investors will be for the sale of the securities at the public offering price, which will be the net asset value per share as determined in the manner provided in the Fund"s prospectus, as now in effect or as amended from time to time, next after receipt by us (or the Fund"s transfer agent) of the purchase application and payment for the securities (the "Public Offering Price"). The procedures relating to the handling of orders shall be subject to our instructions which we will forward from time to time to you. All orders are subject to acceptance by us, and we reserve the right in our sole discretion to reject any order.
     In addition to the foregoing, you acknowledge and agree to the initial and subsequent investment minimums, which may vary from year to year, as described in the then-current prospectus for the Fund.

     9. You agree to sell the securities only (a) to your customers at the public offering price then in effect, or (b) back to the Fund at the currently quoted net asset value.

     10. We shall pay a commission on sales of Class B Shares, as set forth in the Fund"s then-current prospectus or statement of additional information, on all purchases made by your customers pursuant to orders accepted by us (a) where an order for the purchase of securities is obtained by a registered representative in your employ and remitted to us promptly by you, (b) where a subsequent investment is made to an account established by a registered representative in your employ or (c) where a subsequent investment is made to an account established by a broker/dealer other than you and is accompanied by a signed request from the account shareholder that your registered representative receive the commission for that investment and/or for subsequent investments made in such account. If for any reason a purchase transaction is reversed, you shall not be entitled to receive or retain any part of the commission received by you in connection with any such purchase. We may withhold and retain from the amount of the commission due you a sum sufficient to discharge any amount due and payable by you to us.

     11. The Fund has adopted a plan under Investment Company Act Rule 12b-1 with respect to the Class B Shares as described in the prospectus. To the extent you provide distribution and marketing services in the promotion of the sale of shares of the Fund, including furnishing services and assistance to your customers who invest in and own shares of the Fund and including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing distribution options, account designations and addresses, you may be entitled to receive compensation from us as set forth in Schedule A hereto. All compensation, including 12b-1 fees, shall be payable to you only to the extent that funds are received and in the possession of the Distributor.

     12. We will advise you as to the jurisdictions in which we believe the shares have been qualified for sale under the respective securities or "blue sky" laws of such jurisdictions, but we assume no responsibility or obligations as to your right to sell the shares of the Funds in any state or jurisdiction.

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     13. Orders may be placed through:

               Maxus Securities Corp.
               The Tower at Erieview
               36th Floor
               1301 East Ninth Street
               Cleveland, Ohio  44114


SETTLEMENT

     14. Settlements for wire orders shall be made within five business days after our acceptance of your order to purchase shares of the Fund. Certificates, when requested, will be delivered to you upon payment in full of the sum due for the sale of the shares of the Fund. If payment is not so received or made, we reserve the right forthwith to cancel the sale, or, at our option, to liquidate the shares of the Fund subject to such sale at the then prevailing net asset value, in which latter case you will agree to be responsible for any loss resulting to the Fund or to us from your failure to make payments as aforesaid.

     15. The parties to this agreement hereby agree to indemnify and hold harmless each other, their officers and directors, and any person who is or may be deemed to be a controlling person of each other, from and against any claims, damages, liabilities or expenses (including reasonable fees of counsel), whether joint or several, to which any such person or entity may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon, (a) any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact made or omitted by it herein, or (b) any willful misfeasance or gross misconduct by it in the performance of its duties and obligations hereunder.

     16. NSCC INDEMNITY - SHAREHOLDER AND HOUSE ACCOUNTS - In consideration of the Distributor liquidating, exchanging, and/or transferring unissued shares of the Fund for your customers without the use of original or underlying documentation supporting such instructions (e.g., a signed stock power or signature guarantee), you hereby agree to indemnify the Distributor and the Fund against any losses, including reasonable attorney"s fees, that may arise from such liquidation, exchange, and/or transfer of unissued shares upon your direction. This indemnification shall apply only to the liquidation, exchange and/or transfer of unissued shares in shareholder and house accounts executed as wire orders transmitted via NSCC"s Fund/SERVsystem. You represent and warrant to the Fund and the Distributor that all such transactions shall be properly authorized by your customers.

     The indemnification in this Section 16 shall not apply to any losses (including attorney"s fees) caused by a failure of the Distributor or the Fund to comply with any of your instructions governing any of the above-transactions, or any negligent act or omission of the Distributor or the Fund, or any of their directors, officers, employees or agents. All transactions shall be settled upon your confirmation through NSCC transmission to the Distributor.

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     The  Distributor or you may revoke the indemnity  contained in this Section
16 upon prior written notice to each of the other parties hereto, and in the case of such revocation, this indemnity agreement shall remain effective as to trades made prior to such revocation.


MISCELLANEOUS

     17. We will supply to you at our expense additional copies of the prospectus and statement of additional information for the Fund and any printed information supplemental to such material in reasonable quantities upon request.

     18. Any notice to you shall be duly given if mailed or telegraphed to you at your address as registered from time to time with the NASD.

     19. Miscellaneous provisions, if any, are attached hereto and incorporated herein by reference.

     20. This agreement, which shall be construed in accordance with the laws of the State of Ohio, may be terminated by any party hereto at any time upon written notice.



                              Name of Organization

                    By:
                         Authorized Signature of Soliciting Dealer


                            Please Print or Type Name


                                      Title


                              Print or Type Address


                                Telephone Number

                    Date:

In order to service you efficiently, please provide the following information on your Mutual Funds Operations Department:

               OPERATIONS MANAGER:

               ORDER ROOM MANAGER:

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               OPERATIONS ADDRESS:

TELEPHONE:                         FAX:

TO BE COMPLETED BY:
MAXUS SECURITIES CORP.

BY:

                    TITLE

DEALER NUMBER:

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                           SCHEDULE A

               TO THE SOLICITING DEALER AGREEMENT
      RELATING TO SHARES OF OTI SPECIAL OPPORTUNITIES FUND


FIRST YEAR SERVICE FEES

     Pursuant to the Distribution Plan applicable to the Class B Shares of the Fund, the Distributor will advance to you a First Year Service Fee related to the purchase of Class B Shares of the Fund sold by your firm. This Service Fee will be compensation for your personal service and/or the maintenance of shareholder accounts ("Customer Servicing") during the twelve-month period immediately following the purchase of such shares, in the amount not to exceed
 .25 of 1% of net assets invested in Class B Shares of the Fund, as the case may be, owned by your customers.


SERVICE FEE SUBSEQUENT TO THE FIRST YEAR

     Pursuant to the Distribution Plan applicable to the Class B shares of the Fund, the Distributor will pay you quarterly, in arrears, a Service Fee commencing at the end of the twelve month period immediately following the purchase of Class B Shares sold by your firm, for Customer Servicing, in an amount not to exceed .25 of 1% of the average daily net assets attributable to the Class B Shares of the Fund owned by your customers, provided your firm has under management with the Fund combined average daily net assets for the preceding quarter of no less than $100,000.